Exhibit 4.37

Confidential

LOAN AGREEMENT

By and among

TAO LU

HUI SONG

YU ZHANG

And

BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.

[                ], 2012

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is entered into on August 13, 2012 in Beijing by and among the following parties:

1.                                      TAO LU, a citizen of China (Chinese ID No.: 110106197104281814);

2.                                      HUI SONG, a citizen of China (Chinese ID No.: 110103197906080933);

3.                                      YU ZHANG, a citizen of China (Chinese ID No.: 210702197409260679);

(Hereinafter individually referred to as a “Borrower”, and collectively as the “Borrowers”);

4.                                      BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD., a wholly foreign owned enterprise established under the laws of the PRC, with the registered address at Room 408-409, Level 4, 39 Anding Road, Chaoyang District, Beijing (the “Lender”).

(For the purpose of this Agreement, the above parties are hereinafter individually referred to as a “Party” and collectively as the “Parties”.)

WHEREAS:

1.                                      Beijing Aizhenxin Information Technology Co., Ltd. (“Beijing Aizhenxin”) is a limited liability company established under the laws of the PRC, with the registered address at Room 302, Building No. 3, 6 Yangfangdian Road, Haidian District, Beijing, with registered capital of RMB20 million and Tao Lu, Hui Song and Yu Zhang as the existing shareholders on the share register of Beijing Aizhenxin;

2.                                      The Lender will lend a loan in total amount of RMB20 million to the Borrowers to be used by the Borrowers as contribution to the registered capital of Beijing Aizhenxin.  To set forth the relevant rights and obligations of the Parties, the Parties hereby enter into this agreement and expressly agree as follows:

ARTICLE I DEFINITION

1.1                               In this Agreement,

“Debt” means the outstanding amount under the Loan;

“Effective Date” means the execution date of this Agreement by the Parties;

“Loan” means the RMB loan provided to the Borrowers by the Lender;

“PRC” or “China” means the People’s Republic of China, for purpose of this Agreement, excluding Hong Kong, Macau and Taiwan;

“Repayment Notice” has the meaning ascribed thereto in Article 3.1 hereof;

“Repayment Request” has the meaning ascribed thereto in Article 3.2 hereof;

“Such Rights” has the meaning ascribed thereto in Article 8.5 hereof.

1.2                               Relevant terms referred to in this Agreement have the following meanings:

“Article” shall be construed as the articles of this Agreement, unless otherwise provided in the context of this Agreement;

“Tax” shall be construed as any tax, fees, tariff or other charges of same nature (including but not limited to any penalty or interest in respect to the non-payment or delayed payment of such Tax);

“Borrowers” and “Lender” shall be construed to include the successor and assignees permitted by the Parties for their own benefits.

1.3                               Unless otherwise provided, references to this Agreement or any other agreements or documents in this Agreement shall include any amendments, changes, replacement or supplements to this Agreement or such other agreements or documents that have been made or may be made from time to time (as the case may be).

1.4                               The headings in this Agreement are for convenient reference only.

1.5                               Unless otherwise provided in the context, plural shall include single and vice versa.

ARTICLE II AMOUNT AND INTEREST OF THE LOAN

2.1                               The Parties hereby acknowledge that the principal of the Loan that the Lender will provide to the Borrowers shall be RMB twenty million (RMB20,000,000) in aggregate, of which:

the principal provided to Tao Lu shall be RMB six million (RMB6,000,000);

the principal provided to Hui Song shall be RMB six million (RMB6,000,000);

the principal provided to Yu Zhang shall be RMB eight million (RMB8,000,000).

2.2                               The Parties hereby acknowledge that, unless otherwise provided by this Agreement, the Loan hereunder shall be interest-free.

ARTICLE III REPAYMENT OF THE LOAN

3.1                               The Lender may, at any time and at its absolute sole discretion, request either or both of the Borrowers to repay part or all of the Debt by delivering to the Borrowers a repayment notice (the “Repayment Notice”) thirty (30) days in advance.  In the event that the Lender requests either of the Borrowers to repay the Debt according to the preceding sentence, the Lender shall have the right to purchase or designate a third party to purchase from such Borrower their respective equity interests in Beijing Aizhenxin at a purchase price equivalent to the Debt that the Lender requests the Borrower to repay;

provided that the ratio of such purchased equity interests in the total equity interests held by such Borrower in Beijing Aizhenxin shall be equivalent to the ratio of the Debt requested to be repaid in the Loan principal that such Borrower borrows hereunder.

3.2                               Either Borrower may, at any time, request to repay part or all of the Debt by delivering to the Lender a repayment request (the “Repayment Request”) thirty (30) days in advance.  In such case, the Lender shall have the right to purchase or designate a third party to purchase from such Borrower their respective equity interests in Beijing Aizhenxin at a purchase price equivalent to the Debt that the Borrower intends to repay; provided that the ratio of such purchased equity interests in the total equity interests held by such Borrower in Beijing Aizhenxin shall be equivalent to the ratio of the Debt contemplated to be repaid in the Loan principal that such Borrower borrows hereunder.

3.3                               Upon the expiration of such thirty (30)-day period of the Repayment Notice or the Repayment Request, the Borrower that is requested or requests for repayment shall pay off the Debt in cash or otherwise as determined by the board of the Lender through resolutions in accordance with the Lender’s articles of association and applicable laws and regulations.

3.4                               When the Borrowers transfer their equity interests in Beijing Aizhenxin to the Lender or its designee, if the purchase price determined by the Parties pursuant to this Agreement and other relevant agreements is equal to or lower than the principal of the Loan hereunder, the Loan hereunder shall be deemed as interest-free.  Under such circumstance, the Borrowers need not to repay the remaining amount of the Loan and/or the interest of the Loan.  However, if such purchase price is higher than the principal of the Loan hereunder, the amount in excess of the principal shall be deemed as the interests (as calculated per the highest interest rate permitted under laws of PRC) and the costs of the capital occupation of the Loan hereunder.

3.5                               Notwithstanding anything to the contrary in this Agreement, if Beijing Aizhenxin is bankrupt, dissolved or ordered to be shut down according to laws during the time period of the loan and its extension, the Borrowers shall liquidate Beijing Aizhenxin according to laws and repay all the proceeds after the liquidation to the Lender as the principal, interests (as calculated per the highest interest rate permitted under laws of PRC) and the costs of the capital occupation of the Loan hereunder.

3.6                               When the Borrowers repay the Debt according to this Article III, the Parties shall complete the equity interests transfer simultaneously according to the above Article 3.1 or Article 3.2, to ensure that concurrently with the repayment of the Debt, the Lender or the third party designated by the Lender has legally and fully acquired the relevant equity interests in Beijing Aizhenxin in accordance with Article 3.1 or Article 3.2, free of any pledges or other encumbrances.

ARTICLE IV TAX

All Tax in relation to the Loan shall be borne by the Lender.

ARTICLE V CONFIDENTIALITY

5.1                               Whether this Agreement is terminated or not, the Borrowers shall be obliged to keep confidential the following information (collectively the “Confidential Information”): (i) the execution, performance of this Agreement and the content hereof; and (ii) trade secret, proprietary information and client information of the Lender that are known to or received by the Borrowers as a result of execution and performance of this Agreement.  The Borrowers shall use such Confidential Information only for the purpose of performing their obligations hereunder.  Without written permit from the Lender, any of the Borrowers shall not disclose the above Confidential Information to any third party, otherwise he/she shall assume default liabilities and indemnify any losses incurred by the Lender.

5.2                               Upon the termination of this Agreement, upon the Lender’s request, each of the Borrowers shall return, destroy or otherwise dispose of all of the documents, materials or software containing the Confidential Information, and cease using such Confidential Information.

5.3                               Notwithstanding any other provisions hereunder, this Article V shall survive the suspension or termination of this Agreement.

ARTICLE VI NOTICE

6.1                               All notices, requests, demands and other correspondences required by or in accordance with this Agreement shall be delivered to the relevant Party in writing.

6.2                               The above notices or other correspondences shall be deemed to be properly delivered upon sending when delivered through fax or telegraph, upon delivered in person when personally delivered, or at the fifth (5th) day of mailing if sent by mail.

ARTICLE VII DEFAULT LIABILITY

7.1                               Each of the Borrowers covenants that if any lawsuits, claims, allegations, costs, damages, requests, expenses, liabilities, losses and proceedings are suffered by or caused to the Lender due to the breach of any obligations hereunder by the Borrower, the Borrower shall indemnify and hold harmless of the Lender.

7.2                               Notwithstanding any other provisions hereunder, this Article shall survive the suspension or termination of this Agreement.

ARTICLE VIII MISCELLANEOUS

8.1                               This Agreement shall be signed in Chinese with four (4) originals. Each original shall have equal legal force.  Each Party shall retain one (1) original of this Agreement.

8.2                               The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

8.3                              Any dispute arising out of or relating to this Agreement shall be settled by the disputing Parties through consultation. In case the disputing Parties fail to reach an agreement within thirty (30) days of the dispute, such dispute shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC then in effect.  The arbitration award shall be final and binding upon the disputing Parties.

8.4                               Any right, power and remedy granted to a Party under any provision of this Agreement shall not preclude any other right, power or remedy such Party is entitled to under any laws or regulations or any other provision of this Agreement.  The exercise of its right, power and remedy by a Party shall not preclude the exercise of any other right, power and remedy that such Party is entitled to.

8.5                               Any Party’s failure or delay in exercising any of its right, power and remedy (“Such Rights”) under this Agreement or laws shall not result in a waiver of Such Rights, nor shall any single or partial waiver of any Such Right preclude any exercise of Such Right in other manner or the exercise of any other Such Rights by such Party.

8.6                               The headings in this Agreement shall be for reference purpose only and shall not be used for or affect the construction of the Agreement in any event.

8.7                               Each provision of this Agreement shall be severable and independent of each of the other provision.  In the event that one or several provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected.

8.8                               Any amendment or supplement to this Agreement shall be made in writing, and shall take effect after duly executed by the Parties.

8.9                               Without prior written consent of the Lender, any of the Borrowers shall not transfer any of its rights and/or obligations hereunder to any third party.  The Lender shall be entitled to transfer any of its rights and/or obligations hereunder to any third party designated by it after notifying the other Parties.

8.10                        This Agreement shall be binding upon the legal successor of each Party.

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[Signature Page]

IN WITNESS WHEREOF, this Loan Agreement has been duly executed by the Parties as of the date and at the place first above written.

TAO LU

Signature:	/s/ Tao Lu

HUI SONG

Signature:	/s/ Hui Song

YU ZHANG

Signature:	/s/ Yu Zhang

BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.

(Company Seal) [seal: Beijing Miyuan Information Technology Co., Ltd.]

Signature:

Name:

Title: